Exhibit 99.1
Final Transcript —
Conference Call Transcript DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call Event Date/Time: Feb. 06. 2008 / 12:00PM ET

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call
CORPORATE PARTICIPANTS
Christina Hagan
Dawson Geophysical — EVP, CFO
Steve Jumper
Dawson Geophysical — President, CEO
Decker Dawson
Dawson Geophysical — Chairman
CONFERENCE CALL PARTICIPANTS
Neal Dingmann
Dahlman Rose & Company — Analyst
Collin Gerry
Raymond James & Associates — Analyst
Gary Lenhoff
Ironworks Capital — Analyst
Pierre Connor
Capital One Southcoast, Inc. — Analyst
John Langston
Hodges Capital — Analyst
Byron Pope
Tudor Pickering Holt — Analyst
Marshall Adkins
Raymond James & Associates — Analyst
PRESENTATION

Operator
Good afternoon. My name is Chastity, and I will be your conference operator today. At this time, I would like to welcome everyone to the Dawson Geophysical quarter one, 2008 conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS).
Mr. Jumper, you may begin your conference.

Steve Jumper - Dawson Geophysical — President, CEO
Thank you Chastity. Well good morning, or afternoon, depending on where you are, and welcome to Dawson Geophysical Company’s first quarter 2008 earnings and operations conference call. Joining me this morning are Christina Hagan, EVP and CFO, and Decker Dawson, Chairman. The call is scheduled for 30 minutes, and will be divided into three segments. Following these opening comments, Chris will discuss our financial overview. I will then return for an operations overview, and then open the call for questions. We will not provide guidance, as we have said in the past.
As we said in the press release, we are very pleased that our first quarter results, and what historically has been our most difficult operating quarter, with shorter days, weather issues, and down time for crews, during the holiday season. Despite these difficulties we were able to post first quarter records in revenue, EBITDA, net income, and earnings per share. At this point, I’ll turn control of the call over to Chris Hagan, our CFO, to discuss the financials.

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call
Christina Hagan - Dawson Geophysical — EVP, CFO
Thank you, Steve. First, I’ll state our Safe Harbor Provisions. In accordance with the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call, which are forward-looking and which provide other than historical information, involve risks and uncertainties that may materially affect the company’s actual results of operations.
These risks include, but are not limited to: the dependence upon energy, industry spending, the volatility of oil and gas prices, weather interruptions, the ability to manage growth, the ability to obtain land access rights of way, and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the company’s Form 10-K for the fiscal year ending September 30, 2007. Dawson Geophysical Company disclaims any intentions, or obligations, to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
During this conference call, Dawson will make references to EBITDA, which is a non-GAAP financial measure. A reconciliation of this non-GAAP measure, to the applicable GAAP measure, can be found in Dawson’s current earnings release, a copy of which is located on the Dawson website, www.Dawson3D.com.
At this time, I’ll review our earnings release. This morning, we reported revenues of $77.599 million for the quarter ending December 31, 2007, the company’s first quarter of fiscal 2008, as compared to $53.654 million for the same quarter in fiscal 2007, an increase of 45%. Revenue growth in the quarter was primarily due to the expanded capabilities of existing crews, which resulted in improved efficiency and pricing, as well as the fielding of two additional seismic data acquisition crews in April and September of 2007, being the company’s 14th and 15th crews.
Revenues in the first quarter of fiscal 2008 continue to include high third party charges, related to the use of helicopter support services, specialized survey technology and dynamite energy sources. The sustained level of these charges is driven by the company’s continued operations in areas with limited access in the Appalachian Basin, Arkansas, Val Verde basin in Texas, and in eastern Oklahoma. The company is reimbursed for these expenses by its clients.
Net income for the first quarter of fiscal 2008 was $7.704 million, compared to $5.435 million in the same quarter fiscal 2007, an increase of 42%. Our earnings per share for the first quarter of fiscal 2008 were $1.01 compared to $0.72 per share in fiscal 2007. Included in the first quarter earnings results is a 38% increase in deprecation charges from the prior year period, reflecting the company’s recent increased capital investment and growth.
EBITDA for the first quarter of fiscal 2008 was $17.970 million compared to $12.668 million in the same quarter fiscal quarter 2007, an increase of 42%. Capital expenditures during the quarter were $14.890 million were used to purchase an additional 5,000 channels of ARAM ARIES recording equipment, ten addition I/O Vibrator Energy Source units, and have made technical improvements in all phases of our operations. Back to you, Steve.

Steve Jumper - Dawson Geophysical — President, CEO
Thank you, Chris. As we have said, first quarter results point to continued strength here at Dawson Geophysical. All 15 crews were in operation during the quarter, with a 15th crew placed into service in September.
Weather conditions early in the quarter were favorable, with few interruptions until mid to late December. Operations were negatively impacted by several issues, weather, late in the quarter, as just mentioned, downtime for the crews during the holiday season on all 15 crews, and the timing of crew moves in relation to weather and holidays. Several crews either finished projects and moved, or experienced weather interruptions immediately before, or after the holiday break, both of which had a negative impact on revenue. I would also like to add that our data processing group had a 33% increase in revenue from the prior quarter, or the quarter the previous year.
Demand for our services remains robust, and bid activity continues to be steady. Although our clients can cancel their contracts on short notice, our order book is strong, with commitments well into calendar 2008. We do not anticipate an expansion in crew count at this point, as we believe we have the capacity to meet both the short and long-term needs of our clients. On the other hand, we are seeing an increased demand for channel count. In fact, the previous three-month period total channel count exceeded 107,000.

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call
Indications from our client base are for continued steady demand for seismic services in the lower 48. During the quarter, we replaced an I/O System 2 MRX cable-based recording system on an existing crew, with a 7,500 channel ARAM ARIES recording system purchased in fiscal 2007.
We increased channel count from 10,000 to 11,500 on existing ARAM ARIES crew, we increased channel count from 9,500 to 10,000 on an existing ARAM ARIES crew, bringing the increased total channel count to in excess of 107,000. We took delivery of 10 I/O Vibrator Energy Source units, bringing the company’s total to 123, and we operated in west Texas, South Texas, the Fort Worth basin of Texas, New Mexico, Oklahoma, Arkansas, Colorado, Utah, Montana, and West Virginia.
Increased channel count has and will continue to positively impact results and we believe to add value to our clients with higher resolution 3-D seismic images, increased efficiency, and shorter cycle time. The objective of our services is to reduce finding and development costs. The demand on our industry has, and will continue to be cost effective, higher resolution images, in a shorter cycle time. We believe increased channel count, and the number of energy source units, will meet that demand. We believe growth in channel count will continue into the foreseeable future.
Pricing for our services remains firm. There have been isolated areas, or projects specific pricing softness, but that is typical in our business when there are crew availability issues, based on short-term demand. We believe future revenue and earnings growth will come primarily through increased channel count, improved efficiencies, and productivity and not necessarily from increases in crew count, and across the board pricing increases in our market. As an example, in our first quarter ‘08 to first quarter ‘07 comparison, revenues increased 45%, EBITDA 42%, and net income 42%, while crew count increased by only 15%, or two new crews.
Our contract mix continued to be evenly split between turnkey and term agreements. While turnkey contracts do have increases in risk related to weather and operational downtime, they provide for more upside in revenue and profitability. We anticipate maintaining a mix of turnkey and term agreements, and we will continue to maintain weather downtime, for weather protection clauses, in the turnkey contracts.
In addition, we are seeing a slight shift in operations to more vibrator energy source work and less dynamite source work than in recent years. As Chris mentioned, we continue to have a high level of third party charges, however the level of third party charges as a percentage of revenue has remained essentially flat, over the last four quarters. If the trend toward more vibrator work continues, we believe the level of third party charges as a percentage of revenue, should decline over the next few quarters, as we do less dynamite energy source related work.
And with that, I will open the call up for questions. Operator, we are ready for questions.
QUESTION AND ANSWER

Operator
Thank you. (OPERATOR INSTRUCTIONS). Your first question comes from the line of Neal Dingmann, with Dahlman Rose.

Neal Dingmann - Dahlman Rose & Company — Analyst
Good morning, guys. Good quarter.

Steve Jumper - Dawson Geophysical — President, CEO
Good morning, Neil. How are you?

Neal Dingmann - Dahlman Rose & Company — Analyst
Good, good. Say, Steve, couple things. One, what is sort of the level out there for bids? Has it extended as far as— couple things? If I were to come in and need, let’s say a large channel count project today, when could you get to me?

Steve Jumper - Dawson Geophysical — President, CEO

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call
Oh, Neil, that’s going to— that’s a tough question to answer. As we’ve stated, you know, we’ve got order book well into the calendar year, and as we’ve talked about in the past, the demand on our services is really more long-term than short-term, because it takes a while to get projects ready.
My answer to that question would be, if you came in with a high channel count project, that was of any significance, we would anticipate being able to meet that demand, because of the timing of the project that you’ll have. It will take long enough to get that project ready, where we’ll be able to meet it. And of course if something were to come in and, that’s got a great contract with it and got some long-term visibility, then that’s one of those things where you would have to look at the situation, and if demand was there, and all the right issues were in place, you would certainly look at a crew expansion at that point, but we feel like right now, we’re able to meet all the short and long-term demand that’s out there.

Neal Dingmann - Dahlman Rose & Company — Analyst
Okay. When you look right now at some of these contracts, a couple things. Of the 15 crews, do you see pretty good visibility for the most part of this year, and then wondering around how these contracts are structured, have we seen a shift this far, on either weather or different clauses included in some of these contracts?

Steve Jumper - Dawson Geophysical — President, CEO
Well, we’re still having strong downtime for weather protection clauses, as we have had for quite some time, and as we have said in the past, those things are always negotiable, on a contract by contract basis, depending on where you are.
But, you know, no, Neil, the contracts are still a mix, about a 50/50 mix of turnkey, and term agreements. I think going forward, we’re starting to see a little shift towards turnkey work, which is okay. That provides us for more upside and more profitability, but I think contract clauses are still very strong, and still very positive, and very favorable for both sides. We’re getting paid for a service, that our clients are finding adds value, and I think we’re in a real good position contract mix, and visibility wise.

Neal Dingmann - Dahlman Rose & Company — Analyst
Okay. What percent is turnkey these days?

Steve Jumper - Dawson Geophysical — President, CEO
We’re about 50/50, about evenly— you can’t be 50/50 on 15 crews obviously, but we’re— it’s a pretty even mix. You know, 7/8, 8/7, something like that. We’ve been as high as nine or ten crews that are on turnkey agreements, and we could be down as low as five or six, but for the most part, we’re evenly mixed.

Neal Dingmann - Dahlman Rose & Company — Analyst
Okay. Then two more quick ones, if I could for Christina, maybe. On depreciation rate going forward, do you see this staying about the same, or would this trail off a little bit?

Christina Hagan - Dawson Geophysical — EVP, CFO
Well, I think we’ll see an all-time high obviously for 2008, based on our expenditures from 2007, and what we do in 2008, but it’s going to trail off beginning in 2009, but we probably won’t get back to 2007 level until closer to 2011. If we didn’t buy any more capital assets, which of course we’ll do. But I think we’re on track for our first quarter, for what we expect pretty much for the year.

Neal Dingmann - Dahlman Rose & Company — Analyst
Okay, and then last question, maybe I can address one to Mr. Dawson. As far as as he sees the market being as good as it is today, what makes him nervous in this market?

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call
Decker Dawson - Dawson Geophysical — Chairman
I’m not nervous at all.

Neal Dingmann - Dahlman Rose & Company — Analyst
That’s what I wanted to hear. That’s all I’ve got. Thank you.

Decker Dawson - Dawson Geophysical — Chairman
Thank you very much.

Operator
Thank you. Your next question comes from Collin Gerry, with Raymond James.

Collin Gerry - Raymond James & Associates — Analyst
Hello, good morning, Steve, good morning, Chris.

Steve Jumper - Dawson Geophysical — President, CEO
Good morning, Collin.

Collin Gerry - Raymond James & Associates — Analyst
I had a quick question. If I go back to last quarter, I think you told us you were going to spend $30 million in CapEx for the full year, and it looks like you spend a pretty good chunk of that here in the first quarter. I guess give me a sense what, what the driver there was, and was this opportunistic, or was that planned all along?

Steve Jumper - Dawson Geophysical — President, CEO
Well, the — it was planned all along. We had a very specific budget set out of $30 million, with some particular items that we had targeted, that we felt like we needed to get, one of which was the additional 5,000 ARAM channels. We had a conversion of some MRX equipment to RSR equipment, as we’re moving more towards ARAM and RSR gear. We had the vibrator energy source units, which we knew we were going to be in need of, and then some other maintenance capital-type items.
And so it was planned and our budget has in the past been very fluid. It’s moved. We’ve approved a $10 million budget and ended up with $40 million and approved $20 million and ended up with $50 million, and that in no way means that we’re going to explode the capital budget the remainder of the fiscal year, but we are in a position from a balance sheet standpoint and that, that we can move very quickly on something that comes up.
And if there’s an increase in channel count, or we need more energy source units, or something comes along later in the year requiring a capital expenditure, we’ll make adjustments accordingly. But they were planned.

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

Collin Gerry - Raymond James & Associates — Analyst
Okay. Well, that’s helpful. I guess it sounds like your CapEx budget is easy to forecast as your earnings are, which certainly makes our job a little bit, even harder.

Steve Jumper - Dawson Geophysical — President, CEO
Well, you know, I understand.

Collin Gerry - Raymond James & Associates — Analyst
Okay. Now I wanted to dial in a little bit on kind of bigger picture. Help me understand, kind of the timing of the response. As you talk to your customers, if we do see a softer natural gas price environment 2008, and you mentioned bidding activity is still pretty strong right now, being inside this earlier cycle stuff, I would imagine that, you’re not going to see as immediate a response. In other words, people will probably still be spending on seismic budgets. Help me understand your customers’ kind of spending in that environment.

Steve Jumper - Dawson Geophysical — President, CEO
Well, I— you say that we’re a leading indicator, and we’ve kind of talked about this before, and maybe I misunderstand the difference between a leading indicator, and lagging indicator. But, we are really in a phase right now where we’re continuing to do— the majority of our work is natural gas driven, and it’s coupled with lease evaluation, large acreage block evaluation, and so there’s been quite a bit of investment on behalf of our client for leases and land work, and so, there’s such a lead time to get the seismic work done, that you’re going to go ahead and continue the project through a short cycle swing in natural gas pricing.
And that’s what we experienced in 2007, throughout the year, and we’re seeing the same thing in 2008. We’re having— we continue to have conversations with people about activity going into 2009. We don’t have any contracts in hand that get us deep into 2009 right now, but there’s certainly talk among some of our clients, about opportunities extending into 2009. And we’ve seen, you know, indications that CapEx budgets, in certain situations were going to be decreased, and as we’re moving into February, and into March— as we move into March, I think we’re seeing some of these people actually beginning to slightly increase their seismic budgets, certainly.
And so, where we’re going to fit into responses to natural gas pricing, I think it will be like it was last year. If they are short cycle dips and seasonal kind of things, then I think we’ll be strong. If there’s a collapse, who knows what will happen? You know, but there’s still— our client base still has a cost consciousness to them. I mean they still want to use those dollars, even though budgets may be expanding or decreasing, whatever they may be. They still want value, and they still want cost effective seismic work.
And so I think what we’re going to continue to see is those dollars committed to seismic work will be spent very, very wisely, and I think they will be done with increased channel counts, and they will be done with improved efficiencies, and pricing related to the value added by the product we’re providing, which is ever-changing, year to year with these increased channel counts, and I think they are going to get a bigger bang for their buck, so to speak, and we’re going to be able to increase efficiency.
So I think, even some alterations in budgets I think, will be dollars wisely spent, and will end up being— even slight decreases or increases can continue to be a positive for us with improved efficiencies.

Collin Gerry - Raymond James & Associates — Analyst
Okay. That’s helpful. So it sounds like, you know, relative to bidding activity, you’re not seeing much of a slowdown, but even if you do see somewhat of a— let’s say a summer fall in gas prices like we’ve seen in the last couple years, you don’t see a really quick response from your service, so to speak, or for demand for your service?

Steve Jumper - Dawson Geophysical — President, CEO
I don’t. I mean right now the stuff that we’re working on right now, is stuff that will get drilled best case, late summer into next year. The stuff that’s being drilled right now, is stuff that we’ve worked on in the last, prior year. And so, that delay time, that evaluation time has the ability to move through these short cycle swings.

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call
I just really don’t sense any softening in the market right now. There’s obviously some— a lot of work to do, and a lot of opportunity, and we’re not seeing increases in crew counts across the lower 48, like we’ve seen in the last few years. We just added one in September, and there’s been one or two others added, but I think the demand cycle is still very strong, and I think we’re still in very good shape, and as Decker said, he’s not worried.

Collin Gerry - Raymond James & Associates — Analyst
Okay. Last question, as it relates to that issue, what— give us a sense of your customer base. Of your 15 crews, are most of your customers kind of large— the independents, as we call them, or do you have some private E&P guys that may be a little bit quicker to jerk the chain?

Steve Jumper - Dawson Geophysical — President, CEO
I would say right now that obviously the majority of our work, and where we are today, and that changes month to month, and quarter to quarter, but where we are today is working primarily for the large public independents, but we’ve got work for the small E&P operators as well. We’ve got several projects going on, for some people who are privately held small companies, and we’ve got some stuff on the books, and some conversations going on with some majors. And so our client mix, like our contract mix, really hasn’t changed much in the last few years.

Collin Gerry - Raymond James & Associates — Analyst
Would you say close to 25% maybe on the smaller kind of private side?

Steve Jumper - Dawson Geophysical — President, CEO
Yes, right now maybe. You know, probably — three or four crews at any given time, as many as six, will be working for some of the small independent, privately held E&P shops, and the rest of them are either large companies— the majors, or the large independents.

Collin Gerry - Raymond James & Associates — Analyst
All right. Perfect. Thank you so much.

Steve Jumper - Dawson Geophysical — President, CEO
Thanks, Collin. Appreciate it.

Collin Gerry - Raymond James & Associates — Analyst
All right.

Operator
Thank you. Your next question comes from the line of Gary Lenhoff, with Ironworks Capital.

Gary Lenhoff - Ironworks Capital — Analyst
Thank you. Steve, just curious, can you comment, was the wet weather in Oklahoma in December anything out of the ordinary in terms of impact on operations? Or was it similar to last year’s fourth quarter? Can you add some color there?

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

Steve Jumper - Dawson Geophysical — President, CEO
I think from a weather standpoint, I have to think back to last year, but I think the weather impact in Oklahoma was about what it was last year. I think from an actual number of days down, but I think what happened to us this year, was maybe the timing of some of the wet weather in some places. You know, we’re down for the holiday season, we have been historically, and we’ll continue to be so in the future, and if the weather hit, slightly— a day or two before the scheduled break, and the day or two after, it can really impact how things are affected going in and out of a break. And so, you know, it’s kind of hard to work that weather when you’ve got some downtime booked, already scheduled in. But, I don’t think it was— overall in a quarter, the weather was favorable. It wasn’t until the very, you know, mid to late December that it had an impact. But I think it was more of a timing of the impact, more than the actual amount of wet weather we had.

Gary Lenhoff - Ironworks Capital — Analyst
Okay. That’s helpful. Last, second question, Christina, you had a very strong cash flow quarter. If your CapEx is going to come in in the range, in the ball park of $30 million, unless I’m well off, you’re going to generate substantial free cash flow this year. Can you give us some color on what you would do with that cash?

Christina Hagan - Dawson Geophysical — EVP, CFO
Well, as always, we want to invest in our company. We’ll be looking at opportunities to perhaps, make capital expenditures and investments, be it new technology or replacement of additional MRX crews. So those kinds of things are going to be first and foremost considerations, and beyond that—

Steve Jumper - Dawson Geophysical — President, CEO
You know, we’ve had this conversation, Gary, the last couple of years, where we’ve projected, or there’s been projections. We haven’t projected, but there’s been projections of cash flows, and every year we’ve always said, well, we’re going to have this excess cash at the end of the year, and what are we going to do with it, and every year we’ve spent it, and we’ve reinvested it, and it’s come back and increased the size of our company, either through channel count, energy sources, or crew count.
At this point, you know, we’ve got this little $5 million revolver that we would take care of, and we would finish out the CapEx budget, and then we would— we still require a very large working capital to operate with these reimbursable items that we have, and the out of pocket cash, we actually moved pretty tight on a cash flow budget, month to month. And so we need to build up some working capital, cash in particular. Our working capital position is strong. But our cash position needs to increase, and get in better shape, and we’ll just continue to protect the balance sheet, and wait and see what happens, and see what opportunities arise.
The good thing about the balance sheet being strong and being in this great cash position that we’re headed toward, is we can move pretty quickly on opportunities, and that’s— we have a history of doing that, and we’re going to continue to do that. And so that’s a long-winded way to say, we don’t know.

Gary Lenhoff - Ironworks Capital — Analyst
I appreciate it, Steve. I guess unless I’m wrong, the nuance is now it’s not as likely, or at least, you haven’t said this perhaps, but in the past couple of years, it looked pretty likely that you would be adding crews. Looks like for the near term, that’s not something that you’re looking at doing, so that the CapEx budget, you may actually come closer to the CapEx forecast that you put out at the beginning of the year this year, than you have in past years. Is that fair, or am I giving you— am I going too far out into the future?

Steve Jumper - Dawson Geophysical — President, CEO
I think you’re giving me too much credit. I’ve already got some things that our operations people are talking about, that we may need to look at and increases in channel count, like I said, maybe some more replacement.

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call
You know, one thing that’s real interesting about our growth in the last three or four years is, we have increased crew count from five or six in 2003 or ‘04, to the current 15, and we’ve continued to add energy sources and continued to increase channel count, and we’ve tried our best to meet these maintenance capital requirements that are out there, but we still have some equipment on some of these crews that has been around a while, that needs some upgrading, and needs some increase in channel count. They may need a replacement in energy source units, and so we’ve always got opportunity to spend our money wisely, that will help our operations, increase our productivity, and help us down the road, without having the crew count expansion. And there’s already several of those things that are out there, that we’re looking at closely and monitoring, outside of the crew count.
Now, we talk an awful lot quarter to quarter, publicly and when I get questions privately about, crew count and when’s the next crew coming out. Well, we don’t have a schedule for the next crew. We may end up here a year from now with 15. If opportunity arises, we’re going to meet that opportunity. We’re training people as fast as we can. We’re working to market as hard as we can. We’re maintaining those relationships. And going back to Neil’s first question, if an opportunity arises, it’s not necessarily going to be can we get to it in three months or six months, but is there time to add the crew, do we see demand for it, and do we have the personnel to add it, and so we’re never— we’re never saying never about crew count expansion, but at this point, we have no plans.
It may very well be in the future, sometime in the near future or distant future that crew count actually decreases. We’ve talked about this before that we go back 25 years ago and that’s a long time, but crew counts drop from 744 in the lower 48, to 58 or 60, something like that, and yet we own— we think we operate more channels in the lower 48 with our 15 crews than we did industry-wide the lower 48, 25 years ago. And so, we’re still going to be able to generate revenue and productivity, and have places to wisely spend our money, that doesn’t necessarily relate straight to crew expansion, I mean crew count increases.

Gary Lenhoff - Ironworks Capital — Analyst
So that’s very helpful insight, Steve. I appreciate it, and thanks for taking my question.

Steve Jumper - Dawson Geophysical — President, CEO
Thanks, Gary. Good talking to you.

Operator
Thank you. Your next question comes from Pierre Connor, with Capital One Southcoast.

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Good morning, everybody.

Steve Jumper - Dawson Geophysical — President, CEO
Hello, Pierre. How are you?

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Fine, thanks, Steve. Steve, I appreciate your comments on the difficulty to estimate the earnings, but I do appreciate the color and perspective you always provide us in your operations, so thanks, and particularly good color today.
Let me ask you some more about the channel count. I think the point that you’re making is that your growth is not from crew count, but from channel count, so if my math is approximately right, 107,000 channels and 15 crews, so some 7000 on average. But you have some running up at 10,000 and 11,000 plus channels?

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

Steve Jumper - Dawson Geophysical — President, CEO
Oh, yes.

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Can— where— what is your goal? Where can these go to? I imagine they are customer-driven, but can you take all your crews up to 10,000 or 11,000 channels?

Steve Jumper - Dawson Geophysical — President, CEO
You know, I don’t know that we’ll take them all to 10,000 or 11,000, Pierre. But you’ve asked a really good question. You know, we operate six ARAM crews. We operate six RSR crews, and we operate three I/O System 2 MRX cable-based crews. One of the MRX crews is currently on the WesternGeco project that we’ve talked about in the past. They are actually utilizing the Q-Land system for WesternGeco in New Mexico. And so, we still have the two I/O System 2 MRXs out there.
You know, we, we have got the MRX crews about as large as we can get them. You know, they are carrying 4,000, 5,000, 6,000 channels, but they don’t— they are very limited in expandability. The seismic data, the technical data, they record is every bit what the other systems record, but just the configuration, the flexibility, and the functionality of the system, does not allow it to increase channel count at all. So we’re pretty well tapped out on those two/three crews, depending on what Western— what happens with the WesternGeco crew going forward, and we think we’ve got visibility on that project as well.
Now, the RSR crews are operating anywhere from as small as 2,000 channels to about 6,500 I think’s the largest RSR crew. They still have the ability to expand. They still got, some expandability to them, but they become a little cumbersome as channel count increases, more difficulty in retrieving data back to the central recording unit, and actually getting it from memory onto a disk, or a tape, excuse me. And so, they have some room to expand channel count wise, certainly. And we’ve got the one that’s at 2,000 channels. It continues to work on very small projects in the Fort Worth basin. We’ve had it as large as 3,000 or 4,000 channels. We’ve done quite a bit of work at moving the channel count around on the RSR crews, to keep all of them busy.
We just recently converted 2,400 channels of the MRX equipment to I/O— to the RSR equipment, so we’ve added some RSR gear as well. Now on the ARAM systems, we’ve got one running around at 7,500 channels and one at 10,000, one at 11,500. I think the demand continues to grow for channel count up in the 7,000 to 10,000 range, and so we’ve got three of them that are running around with 5,000 to 6,500 channels just in, with the day’s market. And the type of work we’re doing. So there’s certainly room to grow those channels on the ARAM system. There’s some room to grow several of the RSRs, to continue to increase the MRX, channel count growth, they are pretty limited to about 3,000 channels, and they can actually go up to six, but they really only can record officially 3,000 to 3,500.
And so, the growth in channel count in those two crews, will be another replacement, which is exactly what happened in November. We replaced an I/O System 2 that was carrying 3,000, 4,000 channels with a 7,500 channel ARAM. And so it really, in essence, when you get down to it, when we do a replacement of an I/O System 2 with an MRX, that in essence is a crew expansion. It’s a totally different operational deal, and you really change the whole game when you do that. So in my mind, even though we don’t report them as an additional crew, boy, their whole world changes when they increase that channel count capability.

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Okay. So then the next question that relates to that is, as we think about, and here we’re getting into dangerous territory, but on a revenue per crew per day kind of perspective, if we were to get these 5% growth in channel count, is it roughly proportional, Steve, that—

Steve Jumper - Dawson Geophysical — President, CEO
No, it is not linear.

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Okay.

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

Steve Jumper - Dawson Geophysical — President, CEO
It— channel count, from a capital expenditures standpoint, the base unit, the energy sources are already there. You’ve got additional investment in geophones, cables, and ground equipment, and now you’re— you have a 60 or 70 person crew. You increase the channel count, you know, 2,000, 3,000, and you may only increase the size of the crew, you know, five people or something. And with a little bit of increase in cost related to repair work on the equipment.
But it is not linear, but there’s several ways to use channel count. And this is where you start to see the channel count growth really begin to impact the seismic business, is you can take those channels, and you can put them in a tighter grid, and you can put them closer together, and you can increase the resolution of the image, and you can increase the number of shots, or the effort per square mile, which now relates to an increase in the pricing of that product. If you’ve got 96, source points per square mile versus 196, then you’re going to get paid differently for that product. By the same token, if you’ve got an increase in the number of channels per square mile, that’s an increase, as well, but it’s not linear.
Now, the other way that we utilize channels, and as we continue channel count growth is that you can— and I hope we can get a chance to demonstrate this to some folks, but as you add more equipment on the ground, you add a bigger area that gives you more flexibility on where you can operate, and you begin to increase efficiency. And so, you increase productivity, and so the actual cost per channel isn’t linear, but yet you overcome that cost, or that expense with productivity, and you overcome it with the actual pricing of the product. That’s why it is so difficult for us to give a prediction of what revenue’s going to be, and why it’s so difficult for us to talk about what pricing increases were, from an apples to apples standpoint, because we’re not really doing that.
And so, and we’ve got crews that are generating day rates all over the board. I don’t want to give any numbers, but there’s a wide range of day rates that the crews are generating, just based on the number of channels, and where they are operating, and the type of work that they are doing. And, you know, it’s just— I understand the issue and I understand the concerns out there, but there are just really not any two 3-D surveys that are alike. Every one of them is different, and if they were all alike, we would have some way to draw some comparisons, but where we work impacts that revenue per day. Whether it’s in the rugged terrains of West Virginia, or the flat plains of west Texas, whether it’s vibrator or dynamite work, how much of that hits us at the bottom line, how much of that’s a third party pass-through, whether it’s 2,000, 6,000 channels, whether there’s 200 shots per square mile, or 500, it’s just very difficult to get that revenue per crew, per channel, and any metric like that.
Chris tries. I mean she works on it pretty hard and we keep confusing her. It’s a different deal.

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Maybe she can help me with it later. No, really this is helpful. So maybe another way of looking at it is, within this first quarter where we did have these disruptions for the holiday periods, maybe and some weather, of course, there wasn’t really anything that would change the perspective of the revenue generating capacity, let’s call it, from where you were in the fourth quarter. So while we might have been on a revenue per crew per day sequentially lower, because of, as you point out, interruptions, certainly there’s no difference, if anything, maybe some efficiency improvement with the different channels.

Steve Jumper - Dawson Geophysical — President, CEO
Right. I’m comfortable with that.

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Got it, got it. That is real helpful, guys. I’ve taken plenty of time. I need just real quick to check maybe with Christina. So this first quarter tax rate, would you assume this could be from here on out?

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

Christina Hagan - Dawson Geophysical — EVP, CFO
Well, as always as we go through the year, we reevaluate and estimate where we’re going to be, but this is where we are in the first quarter. It’s really flat from first quarter of ‘07 and, so that’s the best I can do for you there.

Pierre Connor - Capital One Southcoast, Inc.- Analyst
Okay, that’s fine. And last quarter, I think, Steve, you mentioned a couple areas that you thought might grow in terms of where there might be activity. You mentioned potentially some interest in shooting some oil plays. Did that pan out?

Steve Jumper - Dawson Geophysical — President, CEO
Still coming around.

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Not there yet?

Steve Jumper - Dawson Geophysical — President, CEO
Those things are still out there and we’ve got some places where we’re looking at that, and I think that’s still a fair statement going forward.

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Okay. Actually one last one relative to this cost. With the transition of the crew to ARAM, and while it obviously was a capital expenditures on the channel count, do you absorb any incremental costs associated with some of the transition at all?

Steve Jumper - Dawson Geophysical — President, CEO
Yes, yes.

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Okay. So there’s—

Steve Jumper - Dawson Geophysical — President, CEO
And that, and that’s a very good point. You know, in addition to the holiday season, some other things have — we always talk about shorter days and we talk about holiday season, where we’ve got the downtime and the break towards the end of the year, and we talk about the weather concerns and the fall and winter, our first quarter.
You know, we have another couple issues out there. One is we get caught with these hunting seasons, where you’re either working shorter days, or no weekends, or not at all, and you have to move out of an area for a week of hunting season, and so you’ve got those issues, and then you’ve got this issue where we did switch over a crew, and it’s still geophysics, it’s still seismic, going from an I/O System to an ARAM, but you know, an I/O System 2 has six channels per ground box, and the ARAM has eight. And so if they have worked for 10 years on six channels versus eight, then they have got an adjustment there. And then they’ve got an adjustment where the operators, just don’t know where the buttons are to punch right away, and so they have got a couple of weeks of figuring out how to work with the system. And so you’ve got that issue, always involved when you have a changeover. It’s certainly not to the level of a brand-new crew, and I think our crews have done an exceptional job of responding to new equipment, and increasing the number, the amount of equipment.
But it is a real fact that you have some issue with equipment changes, and the 15th crew went out in September and, yes, they worked all the quarter, but sometimes it takes a crew a little while to get up to full speed, and so sometimes when you’re dealing with a crew, you’re carrying their full expense for some period of time, they may not hit full stride in that same timeframe. And so I think there’s a part of that, that’s in play as well.

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

Pierre Connor - Capital One Southcoast, Inc. — Analyst
Okay. That’s exactly what I was trying to get color on. So everyone, thank you very much.

Steve Jumper - Dawson Geophysical — President, CEO
Thanks. Appreciate it.

Operator
Thank you. Your next question comes from John Langston, of Hodges Capital.

John Langston - Hodges Capital — Analyst
You know, I think all my questions were answered. I was really just kind of looking for some color on what you were seeing from your customers. Sounds like you’re not really just seeing any slowdown at all, anywhere in particular. I guess not really any area in particular that you’re seeing any slowdown?

Steve Jumper - Dawson Geophysical — President, CEO
No, I, I think we’ll continue to, we’re, we’re fairly spread out across the country. You know, we’ve got wide geographical expansion, or coverage, and we see steady activity in all these basins. There’s certainly going to be hot spots where we’re going to move in and out of certain areas as, for example the Rockies. It’s very seasonal based on weather and federal land issues, and so we see some seasonality in those places. But, you know, demand remains strong. The outlook is strong. The feedback we get from our clients, and the people who are dealing with them day to day, are strong.
I think there is a concern and as always, in our business, and in all service business, that you continue to add value and I think there’s, on behalf of our clients, I think they are looking at their costs, and so it does remain competitive. Costs are very important to our clients and so, we are— we have to work at ways to increase productivity, increase efficiencies and continue to add value by improving the product, and I think that’s where we are. I think prices are firm. and the market remains strong, and we feel very good about where we are, and about our outlook going forward.

John Langston - Hodges Capital — Analyst
Okay. Well, thanks for the additional color.

Steve Jumper - Dawson Geophysical — President, CEO
Thank you.

Operator
Thank you. Your next question comes from Byron Pope, with Tudor Pickering Holt.

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

Byron Pope - Tudor Pickering Holt — Analyst
Steve, you mentioned that you’re seeing a slight trend afoot, where there’s moving away from the use of dynamite more in favor of the vibratized trucks. What’s your sense as to what’s driving that shift? Is it environmental issues, or is it geography, or—?

Steve Jumper - Dawson Geophysical — President, CEO
Oh, I think just to maybe expand on the prior question, I think there is, there are areas where there are large, we’ve shot quite a bit in some areas that require dynamite. They have been related to difficult access issues, terrain issues, or maybe heavy, wooded areas, where you just can’t get vibrators in and we’ve done quite a bit of work in there. And we will continue to do so.
You know, we still have a crew in Arkansas that will be doing a lot of dynamite work, still have a crew in the Appalachian Basin. We’ll have crews moving in and out of eastern Oklahoma, and that is expensive seismic work. And I think a lot of it’s been done. I think there’s a lot to do, but right now the shift appears to be, and maybe it’s just a bid cycle we’re in, that there’s a lot more work headed toward the vibrator work. Now, it’s still in some rough areas. It’s still places that’s going to require helicopters, and to move equipment, and things like that.
But I don’t think it’s anything in particular, Byron, other than just where we’re working at the time. And that could reverse very quickly. Someone may come in and have some more work in Eastern Oklahoma that requires dynamite, or in the Appalachian basin, we may have to put two crews out there, but we just finished a job on the Gulf Coast that was dynamite, and so I don’t have exact numbers, but right now, I believe we’ve got, two crews that are dynamite, maybe three, with the third one with mix source, and we’ve had as many as five at any one time. And I think we’ll continue to have two for the near term and, we may end up with three or four any one time, but we’re just seeing more and more interest, maybe it’s new area related, more than anything else. But I don’t think it’s anything, certainly not environmental or a concern, anything like that.
It’s mainly just— you can be in eastern Oklahoma, and be right side by side, and one project requires dynamite and one project requires a vibrator. You’re still in the same trend. You’re still looking at the same thing. It’s just what the terrain looks like. Right now we’re seeing a slight shift, where most of what we’re seeing has a little better, a little better going, as we like to say.

Byron Pope - Tudor Pickering Holt — Analyst
Okay, and then you mentioned that there might be some margin implications of that, given that you have your own vibrator trucks.

Steve Jumper - Dawson Geophysical — President, CEO
Yes, it—

Byron Pope - Tudor Pickering Holt — Analyst
Can you talk about the margin magnitude of the margin delta, if you were doing a shoot with vibrators as opposed to dynamite?

Steve Jumper - Dawson Geophysical — President, CEO
You know, it’s difficult to say. But the big thing is, you know, we’ll always have the reimbursable issue with helicopters and permitting and the normal things. But the big, the big one is the drilling of the holes, and what the actual impact of that is going to be, is difficult to say, just because you can be doing heli-portable drilling in one area, it’s very expensive, and normal drilling in another. But, the indications are, that given the shift of vibrator work, we should see a lessening of— the third party charges, as it, as a percentage of revenue— what the big impact’s going to be, we’ll have to wait and see, and that could reverse very quickly too, as well.

Byron Pope - Tudor Pickering Holt — Analyst
Okay, fair enough.

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

Steve Jumper - Dawson Geophysical — President, CEO
I don’t have an answer for you.

Byron Pope - Tudor Pickering Holt — Analyst
No, no, that’s fair enough. Thank you.

Steve Jumper - Dawson Geophysical — President, CEO
Thanks, Byron.

Operator
Thank you. (OPERATOR INSTRUCTIONS).

Steve Jumper - Dawson Geophysical — President, CEO
Operator, I think we’ll take one more. We’ve taken our scheduled 30-minute call, and we’re going to make it a solid hour. So— and glad to do it, but we’ll take one more question here.

Operator
Okay. Your next question comes from Marshall Adkins, with Raymond James.

Marshall Adkins - Raymond James & Associates — Analyst
Hey, I’m getting in here last.

Steve Jumper - Dawson Geophysical — President, CEO
I almost cut that off. I almost said we’re done, but I thought, we’ll give you a word.

Marshall Adkins - Raymond James & Associates — Analyst
Well, I’ve got a couple of them here actually. First, I want to start with Decker. Decker, I’m getting a little old, I’m not hearing real well. I thought I heard Jumper say that you are all adding a crew this year. Is that what I heard?

Decker Dawson - Dawson Geophysical — Chairman
Well, he’ll do what’s required of us to do.

Marshall Adkins - Raymond James & Associates — Analyst
I’m just joking there. All right.

Steve Jumper - Dawson Geophysical — President, CEO
You’re trying to back door me there, aren’t you?

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

Marshall Adkins - Raymond James & Associates — Analyst
Two real questions here. First of all, Steve, are you seeing any of the stuff you’re doing now with the increased channel count with, maybe the tighter spacing, are you going back and reshooting areas that you maybe shot five years ago, are you seeing much of that going on?

Steve Jumper - Dawson Geophysical — President, CEO
Yes, yes. That’s not a huge part of our order book at this point, but it is something that has happened, and will continue to happen going forward.
You know, the real issue that we have here, Marshall, is that this increased channel count, and this tight grid, and the way things are being acquired today as opposed to, you know, five, ten years ago, is we’re seeing some things in some areas that we just couldn’t see an image at all in the past. And when you get to the point where you’re seeing images in places where you couldn’t see one before, then that opens up a whole lot of basins, and a whole lot of areas for seismic work, new areas.
And then that carries over and the operators say, maybe we can go look at— for example, things in the deep Delaware areas, things in, through various areas that have difficulty, the Val Verde basin area, where you’re seeing things that we haven’t seen before. And when you do that, it implies that you can go back into the other areas and improve the image, and see things.
Now, here’s the burden, Marshall, and it’s something we’ve talked about in the past, is it has to find more oil and gas. The name of the game is not just better images. The name of the game is finding oil and gas, and if it finds more oil and gas, it’s going to be acquired, reshot, so to speak, is the way people talk about it. I think where we’re headed more towards in some of these areas it will be shot again, will be more work, looking actually at the reservoir. I don’t know if it’s going to be an— certainly not an evaluation play, maybe a little bit you call it exploration, but it’s going to be more of a reservoir look. It’s going to require, greater detail within a reservoir for example that will tell them, why is this well reacting with this pressure, and this well with this pressure when we’re injecting over here? What’s the compartmentalization? I think that’s the next natural move.
I think in the areas that require reshooting, I think we’ve done, we’ve seen most of this stuff. We’ll continue to see the subtle things. The question’s going to be can you see subtle things well enough to find more oil and gas at pace with the seismic, and pace with the— the investment, and I think there’s room for that, but I think more so, there’s room for actually taking our tool, and our technology, and looking inside the reservoir and helping more on the production development side than on the pure exploration side, and that’s where the reshoots are occurring, and will continue to occur.

Marshall Adkins - Raymond James & Associates — Analyst
To me that just seems like a real important driver of your business over the next five years, and even though you and I are the only ones left on the call, I think it seems like that’s pretty important.

Steve Jumper - Dawson Geophysical — President, CEO
Well, I think it’s real important. We’ve got— I’ve got to do this a long time, so we got to have something to do, you know?

Marshall Adkins - Raymond James & Associates — Analyst
Last, final question, what— in terms of technology trends, you mentioned a little bit, on where your technology is internally and clearly we have seen a major shift from, for you for all I/O 2 into ARAM and other systems. Give me just the latest snapshot of technology trends, and what’s hot, what do you see improving, or are you using more I guess over the next year or two?

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

Steve Jumper - Dawson Geophysical — President, CEO
You know, I think, Marshall, we’re going to continue to shoot these high resolution, tightly spaced 3-D surveys, and some of the things that are driving that factor, or driving the acquisition are the reprocessing algorithms that are out there. And people are working on better imaging routines in the data processing center, and our company, and all across the industry.
And what that does is it requires better resolution at the acquisition side. You have to have more statistics, and you have to have better, attributes so to speak within your survey, and it’s somewhat like refining the picture from a camera. You know, you can do all kinds of digital enhancement. Well, you’re going to enhance it a whole lot better if you start with an 8 or 10 megapixel camera, and that’s where I think we’re going to continue to see it. And what we’re seeing with that is not necessarily a shift in technology. Like I said, the ARAM and the I/Os use the very same geophones, and so the technology is very similar, but I think the difference is, and you can call it technology, but the difference going forward’s more methodology, and I think that’s where we are.
From a technical— technology standpoint, we still got some interest in things going on in the multicomponent world, and I think those are things that we’ll look at going forward. We’ve been saying that the multicomponent world’s going to be upon us here any day, and I remember saying that the first time about 12 years ago. But it’s still out there. We’re still doing some work on it. You know, the digital geophone, the digital sensor— not geophone. The digital sensor is out there. Certainly there’s manufacturers working on that. That’s really the heart of the WesternGeco Q-Land is the actual digital sensor, and that improves the frequency content of the data, it improves the technical specifications of the data, and yet, it continues to lend itself to an improvement in methodology, and data processing.
You know, on the vibrator side, we’re seeing shifts to improved vibrator electronics, improved controllers that allow you to control the actual information you’re putting into the ground, and I think there will be steady improvement there, but from an overall standpoint, I think where we are today, is methodology in numbers, versus pure what I would call technology shifts. Does that make any sense?

Marshall Adkins - Raymond James & Associates — Analyst
Absolutely. That was excellent. Thank you, guys.

Steve Jumper - Dawson Geophysical — President, CEO
Marshall, thank you for calling in. And operator, I believe we’re done. And just in closing, I would like to thank everyone for listening into the call. We enjoyed talking to you, enjoy hearing from you, and the participation this morning was outstanding.
As I have already said, we are very pleased with our results and look forward to 2008 with great enthusiasm. We will be presenting on February 21 at the Intercom Oil Service Conference in San Francisco. We’ll be in New York, in Boston the 12, and 13, the Dahlman Rose conference. A replay of this call will be available on our website at www.Dawson 3D.com, I believe, for two weeks, three— a month or something? How long?

Christina Hagan - Dawson Geophysical — EVP, CFO
At least two weeks.

Steve Jumper - Dawson Geophysical — President, CEO
At least two weeks. And with that, we thank you. We thank our employees and our shareholders, our clients, and look forward to talking to you again next quarter. Thank you.

Operator
Thank you for joining today’s conference call. You may now disconnect.

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Final Transcript
Feb. 06. 2008 / 12:00PM ET, DWSN — Q1 2008 Dawson Geophysical Earnings Conference Call

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